Exhibit 99.1

Nov 5, 2015

TransEnterix, Inc. Reports Operating Results for the Third Quarter 2015

RESEARCH TRIANGLE PARK, N.C., — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the third quarter of 2015.

Operating Highlights

•	Completed Acquisition of the Surgical Robotics Division of SOFAR S.p.A.

•	Remain on Track for Expected Second Quarter 2016 Launch of SurgiBot

•	Expanded Global Leadership Team with the Appointment of Three Senior Executives

“The third quarter was transformational for TransEnterix. We acquired the surgical robotics division of SOFAR in September, which positions us as a global surgical robotics company,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We are now focused on achieving FDA clearance for the SurgiBot and preparing for commercialization, as well as building the infrastructure to support the commercial launch of the ALF-X Surgical Robot in multiple countries that accept CE Mark.”

For the three months ended September 30, 2015, the Company reported research and development expenses of $7.1 million, sales and marketing expenses of $0.4 million, general and administrative expenses of $1.8 million, and acquisition-related costs of $4.0 million. Operating expenses were primarily associated with the development of the SurgiBot System. On September 30, 2015, the Company’s cash and cash equivalents totaled $52.9 million. Complete financial statements, including the acquisition of the Surgical Robotics Division of SOFAR S.p.A, will be presented in the Company’s Form 10-Q for the third quarter of 2015.

Global Leadership Team Expansion

Three senior executives have recently been appointed to our global leadership team:

•	Paul Ziegler was named Vice President of Sales in August 2015. Mr. Ziegler joins the company with over 11 years of medical device experience including managing capital and clinical sales in the surgical robotics industry. He most recently served as Regional Vice President of Sales at Intuitive Surgical, Inc. (Nasdaq: ISRG) and will lead our sales efforts in the United States;

•	Anthony Fernando was appointed Vice President International Development in August, 2015. Mr. Fernando joins the company with over 15 years of experience driving business growth through innovation in healthcare companies. He most recently served as Vice President of Innovation and Technology within the international group of Stryker Corporation (NYSE: SYK). Mr. Fernando is currently leading the integration of the Surgical Robotics Division of SOFAR;

•	Steven Boudrez was recently appointed Vice President of Sales, Europe. Mr. Boudrez joins the company with nearly 20 years of medical technology sales experience, including 12 years in international sales leadership positions at Intuitive Surgical, Inc. He will lead our sales efforts in Europe.

“Paul, Anthony and Steven are key additions to TransEnterix’ global leadership team,” said Mr. Pope. “Collectively, these executives bring over 40 years of significant global medical device expertise along with in depth knowledge of surgical robotics and a proven track record of delivering sustained growth.”

Conference Call

TransEnterix, Inc. will host a conference call on Thursday, Nov 5, 2015 at 8:30 AM ET to discuss its 2015 third quarter operating and financial results. To listen to the conference call on your telephone, please dial (888) 417-8465 for domestic callers or (719) 325-2494 for international callers approximately ten minutes prior to the start time. Management will refer to a presentation that is available for download on the Company’s website. To download the presentation or to access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the development and commercialization of the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform, and the commercialization of ALF-X®, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye tracking camera control. The SurgiBot System is not yet available for sale in any market. The ALF-X has been granted a CE Mark but is not available for sale in the US. For more information, visit the TransEnterix website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to initial third quarter 2015 results and the SurgiBot System, the ALF-X® System and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations, including whether we will achieve clearance for the SurgiBot System from the FDA and launch the SurgiBot in the 2016 second quarter, and whether we will be able to successfully commercialize the SurgiBot System and the ALF-X System. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q filed on August 6, 2015, our other filings we make with the SEC and our Form 10-Q for the 2015 third quarter expected to be filed on or before the due date. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:
Westwicke Partners
Mark Klausner, 443-213-0501
transenterix@westwicke.com
or
Media Contact:
TransEnterix, Inc.
Mohan Nathan, 919-917-6559
mnathan@transenterix.com

Source: TransEnterix, Inc.